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                                                                   EXHIBIT 10.38

                                  TEKGRAF, INC.

                           2001 INCENTIVE PLAN SUMMARY

          Tekgraf, Inc. has adopted an 2001 Incentive Plan (the "Plan") pursuant to which certain management employees (including all executive officers) will be entitled to receive cash bonuses if specified performance goals are met. The Plan is designed as a pay for performance plan. Each eligible employee's bonus is based not only how well the employee performs individually, but also on how well the business performs.

          Each eligible employee has been assigned a target bonus of between 8% and 100% of base salary. This target bonus is then allocated between: (i) individual objectives (0% to 50%); and (ii) earnings targets for the Company or the relevant business unit (0% to 100%). The company and each business unit have been assigned minimum earnings targets.

The portion of the bonus payable for achieving individual objectives will be payable quarterly, based upon a quarterly assessment by his or her manager and CEO of the extent to which the eligible employee has met or exceeded the individual objectives.

The portion of the bonus payable relating to the financial performance of the company and each business unit will be measured quarterly. Eligible non-executive employees will receive a quarterly payment in each quarter that the Company or the relevant business unit achieves or exceeds its minimum earnings target. Eligible executive employees will receive a semi-annual payment in each half of the fiscal year that the Company or the relevant business unit activities or exceeds its minimum earnings target, with 40% of the bonus earned payable after six months and the remaining bonus earned deferred to the end of the year. If the relevant minimum earnings targets have not been met, there will be no payment for that period. The amount of the payment will depend on the amount by which actual earnings for the relevant unit exceeds the minimum target. If the actual earnings equal the minimum target and the participant meets their individual objectives, the payment will equal 50% of the target bonus. If the actual earnings equal the budgeted earnings and the participant meets their individual objectives, the participant will achieve 100% of the target bonus. The actual payment may exceed the target bonus, if the performance for the relevant unit exceeds the budgeted amount.

          This Summary is not intended to create or expand any rights of eligible employees under the Plan. The rights of eligible employee under the Plan are governed solely by the written notices delivered to each individual employee.